Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond, VA 23219-0501 +1 804.444.7925 T www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-444-7284 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Strong Fourth Quarter and Record Full-Year Earnings

Highlights:

•	Record earnings in FY 2010 and higher Q4 2010 results were driven by strong profit growth in Packaging and Specialty Chemicals

•	FY 2010 earnings from continuing operations were $262 million, or $1.52 per share ($1.54 ex-items)

•	Q4 2010 earnings from continuing operations were $68 million, or $0.40 per share ($0.41 ex-items)

•	FY 2010 sales from emerging markets totaled $1.53 billion, reaching 27% of total sales

•	Cash flow from continuing operations was approximately $550 million in FY 2010

RICHMOND, VA (January 26, 2011) — MeadWestvaco Corporation (NYSE: MWV) today announced stronger fourth quarter earnings from continuing operations of $68 million, or $0.40 per share ($0.41 ex-items) and record full-year earnings from continuing operations of $262 million, or $1.52 per share ($1.54 ex-items). Profit growth in the company’s Packaging and Specialty Chemicals businesses continued to drive MWV’s improved performance. Combined profits of the company’s Packaging businesses were up 54 percent in the fourth quarter and up 38 percent for the full year, reflecting strong performance in global end-markets for retail food and liquid packaging, personal care dispensing solutions, home and garden trigger sprayers, and corrugated packaging serving the produce, meat and personal care markets in Brazil. The company’s overall financial performance was augmented by record fourth quarter and full-year results in Specialty Chemicals.

“We have transformed MWV into a company that is generating significantly higher returns on a consistent basis, and we’ve seen that reflected in our operating performance over the course of 2010,” said John A. Luke, Jr., chairman and chief executive officer. “Our record 2010 earnings are the direct result of the success we’ve had implementing focused strategies to increase profits in each of our targeted end-markets. With the transformative changes to our business model taking hold and giving us positive momentum to start 2011, we are focused on achieving the next level of performance by continuing to capitalize on the commercial and operating strengths we have built.”

Fourth Quarter and Full-Year Comparisons

Net income from continuing operations in the fourth quarter of 2010 was $68 million, or $0.40 per share, compared to $53 million, or $0.30 per share, in the fourth quarter of 2009. Sales in the fourth quarter of 2010 increased 3 percent to $1.50 billion. Net income from continuing operations in 2010 was $262 million, or $1.52 per share, compared to $240 million, or $1.38 per share, in 2009. Sales in 2010 increased 5 percent to $5.69 billion.

Adjusted earnings from continuing operations in the fourth quarter of 2010 excluding the effects of special items were $71 million, or $0.41 per share, compared to $35 million, or $0.20 per share, in the fourth quarter of 2009. Adjusted earnings from continuing operations in 2010 excluding the effects of special items were $267 million, or $1.54 per share, compared to $139 million, or $0.80 per share, in 2009. Items excluded in the measures of adjusted earnings from continuing operations and adjusted per share amounts are presented in the “Use of Non-GAAP Measures” section of this release.

On November 27, 2010, MWV agreed to sell its envelope products business for an undisclosed amount. The sale is expected to close in the first quarter of 2011, subject to regulatory approval. For the current and prior periods, the company is reporting this business as a discontinued operation in the consolidated financial statements. The envelope products business was previously included in the Consumer & Office Products segment. Results from discontinued operations also include the media and entertainment packaging business that was sold on September 30, 2010. The media and entertainment packaging business was previously included in the Consumer Solutions segment.

Fourth Quarter Segment Results

Following is a summary of fourth quarter 2010 results by business segment. All comparisons of the results for the fourth quarter of 2010 are with the fourth quarter of 2009 on a continuing operations basis.

Packaging Resources

(Includes high-quality packaging paperboard principally for global food and beverage, tobacco and commercial print markets as well as Rigesa, a fully-integrated manufacturer of corrugated packaging solutions for produce, meat and consumer products markets in Brazil)

•	< 1% volume decline

•	5% sales growth

•	60% profit growth

In the Packaging Resources segment, profit increased to $64 million in the fourth quarter of 2010 compared to $40 million in the fourth quarter of 2009. Sales increased to $667 million in the fourth quarter of 2010 compared to $637 million in the fourth quarter of 2009.

Shipments of paperboard packaging were essentially unchanged as increased volumes of the company’s CNK® coated unbleached kraft paperboard (+3%) for retail food companies were offset by a slight decline in solid bleached sulfate (SBS) shipments (-1.5%) driven by deliberate actions to focus on the segment’s highest return customers. Rigesa had increased corrugated volumes driven by continued gains in the produce, meat and personal care markets in Brazil.

While volume was flat, the sales increase was due to improved pricing and product mix. SBS pricing improved (+8%) as the segment continued to make gains in higher value markets for food, liquid packaging, tobacco and commercial print. CNK® pricing was essentially unchanged, as volume gains in retail food and solid volumes in North American beverage were partially offset by lower European volumes, which impacted product mix. Rigesa had pricing and product mix improvement from increased sales of value-added corrugated packaging solutions.

Profit growth in 2010 reflects improved pricing and product mix and better productivity performance, partially offset by input cost inflation for certain raw materials and freight and by unfavorable foreign currency exchange compared to 2009.

Consumer Solutions

(Includes packaging for beverage, tobacco, personal care, home and garden and healthcare markets)

•	2% volume decline

•	4% sales decline

•	41% profit growth

In the Consumer Solutions segment, profit increased to $24 million in the fourth quarter of 2010 compared to $17 million in the fourth quarter of 2009. Sales declined to $437 million in the fourth quarter of 2010 compared to $456 million in the fourth quarter of 2009.

The segment had strong volume gains in home and garden packaging and in personal care dispensing solutions for higher value fragrance and airless products. This growth was more than offset by deliberate exits from lower return product lines in healthcare packaging, lower volumes in standard personal care dispensing products due to reduced concerns about the H1N1 virus and by lower beverage volumes in line with overall declines in carbonated soft drinks and beer. Volumes in adherence healthcare packaging (Shellpak®) and tobacco packaging remained essentially unchanged.

The price/mix impact to sales was consistent with last year, but the segment was negatively impacted by unfavorable foreign currency exchange.

Profit growth in 2010 reflects strong productivity gains offset in part by input cost inflation for certain raw materials and freight, unfavorable foreign currency exchange and lower volume compared to 2009.

Consumer & Office Products

(Includes branded school supplies, office products and planning and organizing products)

•	1% volume decline

•	2% sales decline

•	4% profit increase

In the Consumer & Office Products segment, profit increased to $57 million in the fourth quarter of 2010 compared to $55 million in the fourth quarter of 2009. Sales declined to $235 million in the fourth quarter of 2010 compared to $240 million in the fourth quarter of 2009.

Sales for the quarter were in line with our expectations, but slightly below last year’s levels. In North America, shipments for dated and time management products, while lower than last year, were better than expected. The segment’s branded consumer products also had solid shipments as retailers replenished inventory in the fourth quarter. Overall fourth quarter volume was lower in Tilibra, as growth at Grafons was more than offset by the shift in timing of the back-to-school season in Brazil.

Profit growth in 2010 primarily reflects productivity improvement, partially offset by input cost inflation for certain raw materials and freight compared to 2009. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

(Includes chemicals for asphalt, oilfield, adhesives and inks, as well as carbon for auto emission controls and food and water purification)

•	6% volume growth

•	25% sales growth

•	125% profit increase

In the Specialty Chemicals segment, profit increased to $36 million in the fourth quarter of 2010 compared to $16 million in the fourth quarter of 2009. Sales increased to $173 million in the fourth quarter of 2010 compared to $138 million in the fourth quarter of 2009.

Volume and sales growth were driven by continued penetration of developed and emerging markets with the company’s value-added solutions for infrastructure and energy markets, gains in market share for inks and adhesive solutions, as well as increased auto and truck production in North America, Europe and in emerging markets.

Profit growth in 2010 reflects improved pricing and product mix and higher volumes, partially offset by input cost inflation for certain raw materials and freight compared to 2009.

Community Development and Land Management

(Includes 730,000 owned acres in Southeastern U.S. – pursuing small-tract land sales and development opportunities)

In the Community Development and Land Management segment, profit was $30 million in the fourth quarter of 2010 compared to $20 million in the fourth quarter of 2009. The increase in profit was driven by higher earnings from real estate activities, which were $28 million in the fourth quarter of 2010 compared to $17 million in the fourth quarter of 2009. Profit from forestry operations and leasing activities was $2 million in the fourth quarter of 2010 compared to $3 million in the fourth quarter of 2009. Sales were $61 million in the fourth quarter of 2010 compared to $43 million in the fourth quarter of 2009. The segment sold approximately 12,200 acres for gross proceeds of approximately $38 million in the fourth quarter of 2010 compared to approximately 12,700 acres for gross proceeds of $22 million in the fourth quarter of 2009.

Corporate and Other

Corporate and Other loss was $121 million in the fourth quarter of 2010 compared to a loss of $35 million in the fourth quarter of 2009. The results for the fourth quarter of 2010 include restructuring charges of $18 million. The loss for the fourth quarter of 2009 includes the net effect of items totaling $68 million comprised of income of $94 million from alternative fuel mixture credits; restructuring charges of $18 million; an expense of $20 million from a contribution to the MeadWestvaco Foundation; a gain of $17 million from the sale of assets; and a charge of $5 million from early extinguishment of debt.

Other Items

In the fourth quarter of 2010, total pre-tax input costs of energy, raw materials and freight increased $42 million over the fourth quarter of 2009 on a continuing operations basis.

In the fourth quarter of 2010, the pre-tax impact from unfavorable foreign currency exchange was $7 million compared to the fourth quarter of 2009 on a continuing operations basis.

Cash flow provided by continuing operations was about $550 million in 2010 compared to about $830 million in 2009. The year-over-year decrease was driven primarily by the receipt of cash from alternative fuel mixture credits totaling $348 million in 2009, offset in part by higher year-over-year business segment earnings in 2010.

Capital spending from continuing operations was $242 million in 2010 compared to $218 million in 2009.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate from continuing operations in the fourth quarter of 2010 was approximately 24 percent. During the fourth quarter the federal extenders bill was passed and additional favorable IRS guidance was issued in relation to the cellulosic biofuel producer credit. These items, along with the mix of earnings between domestic and foreign operations, contributed to the difference between the 24 percent effective tax rate and statutory rates. The company currently expects its annual effective tax rate for 2011 to be about 31 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the fourth quarter of 2010. On January 24, 2011, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on March 1, 2011, to shareholders of record at the close of business on February 3, 2011.

Outlook

The company expects to extend its record of year-over-year margin and earnings improvement in the first quarter of 2011. Positive factors for the first quarter of 2011 include stable to strengthening demand trends in targeted markets along with continued momentum with commercial strategies focused on business mix improvement and further penetration of faster growing emerging markets. The company also expects continued gains in productivity. Negative factors for the first quarter include higher costs for freight and the rising price for oil, and the impact on both input costs and potential demand in a still fragile global economy. Further, the company is continuing to monitor ongoing macro-economic developments, particularly in North America and Europe, and is prepared to respond to additional challenges.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EST by dialing 1 (800) 230-1092 (toll-free domestic) or 1 (612) 332-0632 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EST on January 26, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 187118.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and commercial print industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 19,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the seventh consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009 [2]	2010	2009 [2]
Net sales	$1,498	$1,452	$5,693	$5,406

Cost of sales	1,157	1,173	4,472	4,446
Selling, general and administrative expenses	203	215	729	755
Interest expense	47	47	186	195
Other expense (income), net	1	(96)	(10)	(382)

Income from continuing operations before income taxes	90	113	316	392
Income tax provision	22	60	54	152

Income from continuing operations	68	53	262	240
Loss from discontinued operations, net of income taxes [1]	(21)	(2)	(156)	(15)

Net income attributable to the company	$47	$51	$106	$225

Net income per diluted share attributable to the company:
Income from continuing operations	$0.40	$0.30	$1.52	$1.38
Loss from discontinued operations [1]	(0.12)	(0.01)	(0.90)	(0.08)

Net income attributable to the company	$0.28	$0.29	$0.62	$1.30

Shares used to compute net income per diluted share	170.9	174.1	172.7	173.2

[1]

Reflects the sale of the media and entertainment packaging business that closed on September 30, 2010, as well as the sale of the envelope products business expected to close in the first quarter of 2011.

[2]	Prior period amounts have been recast to conform to the 2010 combined presentation of discontinued operations of the media and entertainment packaging business and the envelope products business.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	December 31, 2010	December 31, 2009 [1]
Assets
Cash and cash equivalents	$790	$850
Accounts receivable, net	827	839
Inventories	642	523
Other current assets	131	148
Current assets of discontinued operations	56	170

Current assets	2,446	2,530

Property, plant, equipment and forestlands, net	3,255	3,301
Prepaid pension asset	1,052	938
Goodwill	812	802
Other assets	1,224	1,255
Non-current assets of discontinued operations	25	195

	$8,814	$9,021

Liabilities and equity
Accounts payable	$590	$510
Accrued expenses	606	632
Notes payable and current maturities of long-term debt	7	13
Current liabilities of discontinued operations	23	91

Current liabilities	1,226	1,246

Long-term debt	2,042	2,153
Other long-term obligations	1,265	1,168
Deferred income taxes	972	1,026
Non-current liabilities of discontinued operations	3	5

Commitments and contingencies

Shareholders’ equity	3,286	3,406
Non-controlling interests	20	17

Total equity	3,306	3,423

	$8,814	$9,021

[1]	Prior period amounts have been recast to conform to the 2010 combined presentation of discontinued operations of the media and entertainment packaging business and the envelope products business.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009 [4]	2010	2009 [4]
Sales
Packaging Resources	$667	$637	$2,670	$2,446
Consumer Solutions	437	456	1,818	1,847
Consumer & Office Products	235	240	748	749
Specialty Chemicals	173	138	680	503
Community Development and Land Management	61	43	168	193
Corporate and Other [1]	—	10	—	49

Total	1,573	1,524	6,084	5,787
Intersegment eliminations	(75)	(72)	(391)	(381)

Consolidated totals	$1,498	$1,452	$5,693	$5,406

Segment profit
Packaging Resources	$64	$40	$257	$182
Consumer Solutions	24	17	125	94
Consumer & Office Products	57	55	141	137
Specialty Chemicals	36	16	141	56
Community Development and Land Management	30	20	67	99

Subtotal	211	148	731	568
Corporate and Other [2]	(121)	(35)	(415)	(176)

Consolidated totals [3]	$90	$113	$316	$392

[1]	Revenue for Corporate and Other represents sales from the specialty papers division that was sold in the fourth quarter of 2009.
[2]

Corporate and Other includes income from alternative fuel mixture credits, restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, charges from early extinguishments of debt, and non-controlling interest income and losses.

[3]	Consolidated totals represent income from continuing operations before income taxes.
[4]

Certain prior period amounts have been recast to conform to the 2010 combined presentation of discontinued operations of the media and entertainment packaging business previously included in the Consumer Solutions segment and the envelope products business previously included in the Consumer & Office Products segment.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The presentation of net income and earnings per share from continuing operations, adjusted to exclude the effects of the items listed below, is not meant to be considered in isolation or as a substitute for net income and earnings per share from continuing operations determined in accordance with GAAP. The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because these non-GAAP measures exclude items of income, gains and charges that management believes are not indicative of the ongoing operating results of the business. The effects of these items on net income and earnings per share from continuing operations determined in accordance with GAAP are as follows:

In millions, except per share amounts—unaudited

Fourth Quarter	2010 Net Income	2010 Earnings Per Share	2009 Net Income	2009 Earnings Per Share

Net income and earnings per share from continuing operations, as reported	$68	$0.40	$53	$0.30

Add:
Restructuring charges	12	0.07	13	0.08
Tax charges related to domestic and foreign tax audits	—	—	32	0.18
Contribution to MeadWestvaco Foundation	—	—	12	0.07
Charge from early extinguishment of debt	—	—	3	0.02

Deduct:
Tax benefit from cellulosic biofuel producer credits	(5)	(0.03)	—	—
Gain from post-retirement curtailment	(4)	(0.03)	—	—
Income from alternative fuel mixture credits	—	—	(66)	(0.38)
Gain from sale of assets	—	—	(12)	(0.07)

Net income and earnings per share from continuing operations, as adjusted	$71	$0.41	$35	$0.20

Full Year	2010 Net Income	2010 Earnings Per Share	2009 Net Income	2009 Earnings Per Share

Net income and earnings per share from continuing operations, as reported	$262	$1.52	$240	$1.38

Add:
Restructuring charges	35	0.20	111	0.65
Charge from early extinguishment of debt	4	0.02	14	0.08
Tax charges related to domestic and foreign tax audits	—	—	32	0.18
Contribution to MeadWestvaco Foundation	—	—	12	0.07

Deduct:
Tax benefits from cellulosic biofuel producer credits and audit settlements	(29)	(0.17)	—	—
Gains from post-retirement and pension curtailments	(5)	(0.03)	(4)	(0.02)
Income from alternative fuel mixture credits	—	—	(242)	(1.40)
Income from change to employee vacation policy	—	—	(13)	(0.07)
Gain from sale of assets	—	—	(11)	(0.07)

Net income and earnings per share from continuing operations, as adjusted	$267	$1.54	$139	$0.80

MeadWestvaco Corporation and consolidated subsidiary companies

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